EXHIBIT 10.1
April 18, 2024

Karen Ancira

Dear Karen,

Congratulations! We are excited to invite you to join us at Mattel, where we empower generations to explore the wonder of childhood and reach their full potential.
Mattel would like to extend you an offer of employment for the position of Executive Vice President and Chief People Officer at the El Segundo, California location, contingent on the terms and conditions set forth in the General Information section below, with an anticipated start date of May 15, 2024. This letter provides an overview of some of the offerings that would be available to you as an employee of Mattel, should you choose to accept our offer. For purposes of this letter, “Mattel” will refer to Mattel, Inc. and its subsidiaries.
At Mattel, we aim to empower a culture of growth, optimism and wellbeing, where every employee can reach their full potential.
•A purpose-led community that fosters a sense of belonging and cultivates an environment that promotes equality, inclusion and empowerment
•Comprehensive benefits, tools and programming to support overall wellbeing
•Competitive total pay programs and resources to thrive now and in the future
•Career development opportunities and experiences to encourage ongoing learning
BASE PAY
Your annual base pay will be $500,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Paychecks are issued every other Friday for the previous two weeks. For payroll purposes, our workweek is Monday through Sunday.
BONUS - MATTEL INCENTIVE PLAN
The Mattel Incentive Plan (“MIP”) is an annual, discretionary, global cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual performance results. You are eligible for a target MIP award of 65% of your eligible earnings, up to a maximum of 130% your eligible earnings. The amount of your actual award, if any, may be more or less than your target, depending on Mattel’s financial performance results and your individual performance results. Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.
You are eligible for an MIP award for the plan year of your hire, if you commence active employment in a Regular status (as defined in the Employee Handbook) on or before the first Monday in October of that plan year, and your award, if any, will be pro-rated based on your hire date. Awards are typically paid around the beginning of the second quarter of the following year. In order to earn an award under the MIP, you need to be continuously employed as an active Regular employee of Mattel in good standing (as determined by Mattel in its discretion) through the payment date. Mattel reserves the right to reduce MIP awards in its discretion, even if you satisfy these requirements.

SIGNING BONUS
You will receive a signing bonus in the gross amount of $450,000, less applicable federal and state taxes and other required withholdings, typically payable on the next pay period following 30 days from your hire date. In order to earn the signing bonus, you must complete one year of service from your hire date. If, within one year of your hire date, you choose to voluntarily terminate your employment with Mattel, or you are discharged for "cause" as defined below, the signing bonus will not have been earned, and you agree to repay this entire gross amount in full within 30 days of your termination date. You agree to repay this entire gross amount even if you are unable to recover some or all of the taxes paid with respect to the signing bonus.
CAR ALLOWANCE
You will receive a monthly car allowance in the amount of $2,000, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.
STOCK GRANT
New Hire Stock Grant
You will receive a new hire stock grant with a value of $900,000 and a grant date of the last trading day of the month in which you commence employment at Mattel.
•The grant dollar value will be converted into a number of Restricted Stock Units (“RSUs”) by dividing the grant dollar value by Mattel’s closing stock price on the grant date.
•If you remain employed by Mattel, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.
•Upon vesting, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.
Annual Stock Grant
You will be eligible to receive an annual stock grant beginning in the year following your year of hire with a target value of $800,000. Annual stock grants are anticipated to be made around the end of April of each year. Your annual stock grant recommendation may vary each year and will be subject to Compensation Committee of the Board of Directors approval.
Please note this is a summary of your stock grants, and once approved, in order to receive your grants, you will be required to enter into stock grant agreements setting forth the terms and conditions that govern your stock grants.
STOCK OWNERSHIP
You will be subject to stock ownership guidelines established as a multiple of base pay. Your stock ownership requirement will be three times your then-current base pay. You will have five years from your hire date to attain your targeted level of ownership. Our stock ownership guidelines provide that if the target level ownership is not met within the compliance deadline, you must retain 100% of after-tax shares acquired from stock grants until such guidelines are met. Our stock ownership guidelines are reviewed annually by our Compensation Committee for individual compliance.
RELOCATION ASSISTANCE
Mattel will provide assistance to help you move to your new work location, in accordance with Mattel’s Executive Homeowner Relocation Guide. Contact Mattel Global Mobility (globalmobility@mattel.com) for any questions and to initiate services.
Receipt of these benefits is contingent upon Mattel’s receipt of your signed offer letter and attached Repayment Agreement, which generally provides that if, within 24 months of your relocation date, you choose to voluntarily terminate your employment with Mattel, or you are discharged for “cause” as defined below, the relocation benefits will not have been fully earned, and you agree to repay all or any part of the relocation benefits (including any tax gross-ups) that have not been earned within 30 days of your termination date.
BENEFITS AND EMPLOYEE PROGRAMS
Mattel offers a comprehensive benefits package and an extensive array of valuable programs and services designed to support your total wellbeing.

Health and Welfare
You and your qualified dependents, if applicable, will be eligible to participate in Mattel’s health and welfare benefits (some of which require enrollment) as of your hire date, with the exception of short & long-term disability insurance, which will be available upon the completion of the 90-day introductory period. You will receive information about Mattel’s health and welfare benefits in your new hire materials.
Retirement/401(k)
Mattel provides eligible employees the opportunity to participate in a 401(k)-retirement program, the Mattel, Inc. Personal Investment Plan (“PIP”), that provides a variety of investment options. You will be automatically enrolled in the PIP if you are age 20 or older. The PIP currently provides generous Mattel Automatic and Matching contributions, in addition to your own contributions.
•Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your eligible pay, based on your age, even if you do not contribute.
•Employee Contributions: The PlP allows for voluntary employee contributions up to 80% of your eligible pay, subject to Internal Revenue Code (“IRC”) limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically after 30 days from your hire date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.
•Mattel Matching Contributions: Mattel will match your contributions 50% up to the first 6% of your eligible pay. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.
You will receive PIP information in your new hire materials that provides additional details regarding your contribution and investment options, including your right to opt out of automatic enrollment.
Deferred Compensation
You will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan (“DCP”). Under this plan, you may elect to defer (pre-income tax) a portion of your base pay or annual MIP bonus, as well as continue deferrals and Mattel contributions that cannot be made into our 401(k) plan due to IRC limitations, with various investment and payment options available.
You will receive DCP information around 30 days from your hire date that provides additional details regarding your enrollment options.
Flexible Paid Time Off
Mattel recognizes the value of rest and relaxation and provides eligible exempt employees Flexible Paid Time Off (“Flexible PTO”) for personal and leisure time away from work, following successful completion of the introductory period (usually on the 90th day of continuous employment). While you do not have a specified amount of Flexible PTO, use of Flexible PTO is subject to the needs of the business and the Chief Executive Officer’s discretion. For leaves of absence, jury duty, and sick leave, different practices apply.
COMPENSATION RECOVERY POLICY
As an executive at the Executive Vice President level and a Section 16 Officer, you will be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”), which provides for forfeiture or reimbursement of certain cash and stock incentive compensation that was paid, granted, or vested based on financial results that, when recalculated to include the impact of a material financial restatement, were not achieved. An acknowledgement will be provided to you for signature, along with a copy of the Clawback Policy.
EXECUTIVE SEVERANCE PLAN
As a direct report to the Chief Executive Officer, you will be covered under the Executive Severance Plan upon Mattel’s receipt of a signed Participation Letter Agreement, which will be provided to you, along with a copy of the Executive Severance Plan.
GENERAL INFORMATION
This offer letter is only a summary of your pay, benefit, and employee program offerings. More details and plan provisions are provided in our Summary Plan Descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information, enrollment instructions, and additional employee program information upon hire. If there are any conflicts between the terms of this letter and any plan documents, the terms of the plan documents will apply.

This offer letter supersedes any prior communications you may have had with Mattel employees and/or representatives and reflects the entire understanding between you and Mattel, with respect to Mattel’s offer of employment. No Mattel employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If Mattel (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment with “cause” as defined below.  By signing below, you agree to indemnify Mattel and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.
For purposes of this offer letter only, and without altering the at-will employment offered by Mattel, "cause" shall mean Mattel's good faith belief that you: (i) neglected significant duties you were required to perform; (ii) violated a material Mattel policy, rule or guideline; (iii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iv) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (v) willfully failed to obey a lawful direction of Mattel’s Board of Directors or Mattel.
The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or Mattel can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by Mattel’s Chief Executive Officer. For purposes of clarity, your participation in any incentive or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on Mattel’s right to terminate your employment at-will.
This offer is contingent upon satisfactory completion of a background check, including verification of information listed on your resume, employment application and any other supporting documentation provided, such as previous employers, academic institutions attended, and eligibility to work in the United States. Should you choose to accept this offer and become an employee of Mattel, you will be subject to Mattel’s employment policies and Code of Conduct. As a condition of your employment, you must read and sign the following documents:
•Employee Handbook, State Supplement and if applicable, business unit-specific addendum and Acknowledgement
•Mutual Arbitration Agreement
•Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own) and Addendum
•Mattel’s Code of Conduct and Acknowledgement
•Conflict of Interest Questionnaire
If you would like to review any of these documents before you make your decision to accept our offer, your recruiter can provide them.
Should you choose to accept our offer, you will receive onboarding information via email (based on your location) providing information and forms that you will need to complete before or on your hire date.
Also, please note that as an executive of Mattel, and an officer, you will be considered an Insider for purposes of Mattel's Insider Trading Policy (the “Policy”) and are subject to trading window period and pre-clearance restrictions. This means that you are generally restricted to conducting pre-cleared transactions in Mattel stock only during open trading window periods and in accordance with the Policy. Examples of such transactions include sales of shares of Mattel stock and changes in contribution elections to the Mattel stock fund under the PIP (Mattel’s 401(k) Plan) and DCP. You will receive additional information about the Policy and its restrictions shortly after your hire date.
Karen, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter. If I can answer any questions, please do not hesitate to contact me.

We hope you will join us in our mission to create innovative products and experiences that inspire fans, entertain audiences, and develop children through play!

Sincerely,

/s/ Jonathan Anschell
Jonathan Anschell
Executive Vice President, Chief Legal Officer, and Secretary

Agreed and accepted:

/s/ Karen Ancira                             Apr 18, 2024
Karen Ancira                                Date

Repayment Agreement
In exchange for receiving relocation benefits offered to me in the Executive Homeowner Relocation Guide, I acknowledge and agree to the following conditions:
1.I understand and agree that the relocation benefits that have been and/or are extended by Mattel to me have not been earned and are conditional upon my continued employment with Mattel for a minimum of twenty-four (24) months from my relocation date, as determined by Mattel in its sole discretion ("effective relocation date"). My effective relocation date is the date I actually relocate, as determined by Mattel, regardless of when my relocation benefits are paid. Because these benefits are being provided in consideration for my relocation and continued employment for twenty-four (24) months, all amounts expended by Mattel pursuant to this Agreement, including benefits provided in cash or in kind and any tax gross-ups and withholdings, constitute compensation that has not been earned and remains subject to forfeiture in the event that I voluntarily terminate my employment or if I am terminated by Mattel for Cause, as defined by Mattel in my offer letter (“Cause”), prior to the twenty-four (24)-month anniversary of my effective relocation date. Fifty (50) percent of the cost of these relocation benefits, including tax costs borne by Mattel, will be earned upon my completion of twelve (12) months of employment following the effective relocation date, and the remaining fifty (50) percent will be earned upon my completion of twenty-four (24) months of employment following the effective relocation date.
2.I understand and agree that if I voluntarily terminate my employment or if I am terminated by Mattel for Cause, within twenty-four (24) months from the effective relocation date, I hereby promise to repay to Mattel, within thirty (30) days, any relocation benefits expended by Mattel and not yet earned by me. If the termination occurs within twelve (12) months of the effective relocation date I hereby agree to repay all relocation benefits. Should the termination occur within twenty-four (24) months of the effective relocation date, but after the initial twelve (12) months, I hereby agree to repay half of all relocation benefits. The relocation benefits subject to repayment will include the gross amount paid to me by Mattel, including benefits provided in cash or in kind and any tax gross-ups and withholdings on amounts paid to me by Mattel. I agree to repay this entire gross amount even if I am unable to recover some or all of the taxes paid with respect to my relocation benefits.
3.The exact amount to be repaid and repayment details will be communicated by Mattel’s Global Mobility team as soon as is administratively practical. Should any additional relocation related expenses be identified after the initial communication, these trailing relocation expenses will be communicated separately. I hereby agree to reimburse Mattel within thirty (30) days from the date repayment details are confirmed, for all or any part of the relocation benefits which I have not earned as of the date of my voluntary termination of employment or involuntary termination for Cause.
4.If I breach this Agreement by failing to repay any amount that I am required to repay under this Agreement by the time set forth herein, Mattel agrees to provide me with written notice of such failure to pay. If I fail to make the required payment within fifteen (15) days after receipt of such notice, I understand and agree to reimburse Mattel for any and all costs incurred in enforcing this Agreement for such payment, including but not limited to attorneys' fees and court costs, to the extent permitted by law.
5.I understand and agree that this Agreement does not constitute a contract of employment or a guarantee of employment for any period of time. My employment is at-will at all times, which means that either I or Mattel may terminate the employment relationship at any time with or without cause and with or without notice.
6.I understand that this Agreement represents the entire agreement between me and Mattel with respect to the repayment of relocation benefits and supersedes any prior agreements, whether written or oral, with respect to the repayment of relocation benefits. The terms of this Agreement may not be modified or waived unless such modification or waiver is agreed to in writing signed by me and an authorized representative of Mattel. Nothing contained herein shall be held to alter, vary, or affect any of the terms or conditions of my employment with Mattel. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Agreed and accepted:

/s/ Karen Ancira                             Apr 18, 2024
Karen Ancira                                Date